UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 17, 2005

Liberty Media International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50671 (Commission File Number)	20-0893138 (I.R.S. Employer Identification Number)

12300 Liberty Boulevard, Englewood, CO (Address of principal executive offices)	80112 (Zip Code)

(720) 875-5800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On January 17, 2005, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Registrant, UnitedGlobalCom, Inc., a Delaware corporation (“United”), Liberty Global, Inc., a newly-formed Delaware corporation and a wholly owned subsidiary of the Registrant (“Holdco”), and two newly-formed, transitory Delaware corporations that are wholly owned subsidiaries of Holdco. Upon the consummation of this transaction, Holdco will acquire all of the shares of capital stock of United that the Registrant does not already own. As of the date of this filing, the Registrant owns approximately 53.6% of the outstanding equity securities of United and approximately 91.0% of United’s outstanding voting power. For more information about the Registrant’s beneficial ownership of United’s capital stock and the Registrant’s relationship with United, please see the Registrant’s Schedule 13D with respect to the capital stock of United, as amended through the date of this Report and filed with the Securities and Exchange Commission (the “Schedule 13D”). The information contained in the Schedule 13D is incorporated herein by reference.

     Under the Merger Agreement, two transitory subsidiaries of Holdco will be merged with and into the Registrant and United, respectively (the “Mergers”), with the result that the Registrant and United will become wholly owned subsidiaries of Holdco. In the Mergers: (a) each outstanding share of LMI Series A common stock and Series B common stock will be converted into one share of a corresponding series of Holdco common stock and (b) each outstanding share of United Class A common stock, United Class B common stock and United Class C common stock owned by persons other than LMI or its wholly owned subsidiaries or by United will be converted at the election of the holder into either (i) cash (the “Cash Election”) in the amount of $9.58 per share or (ii) .2155 of a share of Holdco Series A common stock, plus cash in lieu of any fractional share (the “Stock Election”). Holders of United common stock who make the Cash Election are subject to proration to the extent necessary to cause the aggregate amount of cash paid pursuant to the Cash Elections not to exceed 20% of the overall value of the merger consideration paid to stockholders of United other than “Permitted Holders” within the meaning the Indenture, dated as of April 6, 2004, between United and The Bank of New York, as trustee, relating to United’s outstanding 1-3/4% Convertible Senior Notes due April 15, 2024. Holders of United common stock who do not timely make a Cash Election or Stock Election will be deemed to have made the Stock Election.

     The board of directors of Holdco, immediately following the Mergers, will consist of five members of the current board of directors of the Registrant and five members of the current board of directors of United. Also, upon consummation of the Mergers, shares of Class A common stock of United will cease to be publicly traded. Holdco Series A common stock and Series B common stock are expected to be listed on the Nasdaq National Market.

     The Merger Agreement is subject to customary conditions, including, without limitation, the approval of the Registrant’s and United’s shareholders. In the case of United’s shareholders, it is condition to the Mergers that the holders of a majority of the outstanding shares of United Class A common stock not beneficially owned by the Registrant or Liberty Media Corporation (“LMC”) or any of their respective subsidiaries or any of the executive officers or directors of the Registrant, LMC or United approve the merger to which United is a party. A special

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committee of independent directors of United’s board of directors formed to negotiate the terms of the Mergers made it a condition of United’s execution of the Merger Agreement that John C. Malone, Chairman of the Board, President and Chief Executive Officer of the Registrant, enter into a voting agreement with United, pursuant to which Mr. Malone has agreed, in his capacity as a stockholder of the Registrant, to vote in favor of the Merger Agreement and the merger to which the Registrant is a party at the stockholders meeting of the Registrant to be called for that purpose. Under the Merger Agreement, the Registrant is required to vote its shares, subject to the terms and conditions of the Merger Agreement, in favor of the Merger Agreement and the merger to which United is a party at the stockholders meeting of United to be called for that purpose.

     The Merger Agreement contains customary representations, warranties and covenants. It may also be terminated by the parties under the circumstances described in the Merger Agreement.

     A copy of the Merger Agreement is included herein as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated January 17, 2005, by and among Liberty Global, Inc. (formerly known as New Cheetah, Inc.), Liberty Media International, Inc., UnitedGlobalCom, Inc., Cheetah Acquisition Corp. and Tiger Global Acquisition Corp.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY MEDIA INTERNATIONAL INC.
By:	/s/ Leonard P. Stegman
Leonard P. Stegman
Vice President

Date: January 19, 2005

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EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated January 17, 2005, by and among Liberty Global, Inc. (formerly known as New Cheetah, Inc.), Liberty Media International, Inc., UnitedGlobalCom, Inc., Cheetah Acquisition Corp. and Tiger Global Acquisition Corp.